FORM N-SAR
Exhibits 77E

MAINSTAY FUNDS TRUST
MainStay Absolute Return Multi-Strategy Fund
MainStay Tax Advantaged Short Term Bond Fund

811-22321
For Period Ended 04/30/2017


On December 23, 2014, Cynthia Ann Redus-Tarchis and others filed a complaint against New York Life Investments in the United States District Court for the District of New Jersey. The complaint was brought derivatively on behalf of the MainStay Large Cap Growth Fund, the MainStay High Yield Corporate Bond Fund, and another fund previously managed by New York Life Investments and alleges that New York
Life Investments violated Section 36(b) of the 1940 Act by charging excessive investment management fees. The plaintiffs seek monetary damages and other relief from New
York Life Investments. New York Life Investments believes that the case has no merit, and intends to vigorously defend the matter.

On May 6, 2015, a second amended complaint was filed which, among other things, added MainStay High Yield Opportunities Fund as an additional Fund on whose behalf the complaint was brought. New York Life Investments filed a motion to dismiss the amended complaint. This motion was denied on October 28, 2015. New York Life Investments filed an answer to the amended complaint on November 30, 2015. Fact discovery in the case has been completed and expert discovery is ongoing.
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